Exhibit 3.3


ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)

Form 205  Revised July 1, 2002
Filing fee: $25.00
Deliver to:  Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169

This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

                        ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to ss. 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follow:

1. The name of the corporation is: International Travel CD's, Inc. (If changing the name of the corporation, indicate name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted:

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3.    The text of each amendment adopted (include attachment if additional space needed): See Attached Rider

                               See Attached Rider
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4.    If changing the corporation name, the new name of the corporation is:

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5.    If providing for an exchange, reclassification,  or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

                                      N/A
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6.    Indicate manner in which  amendment(s) was adopted (mark only one):

      [ ] No shares have been issued or Directors elected - Adopted by Incorporator(s)

      [ ] No shares have been issued but Directors have been elected - Adopted by the board of directors

      [ ] Shares have been issued but shareholder action was not required - Adopted by the board of directors

      [X] The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by the voting group - Adopted by the shareholders

7. Effective date (if not to be effective upon filing) _________________ (Not to exceed 90 days)

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

Daneen Downey, c/o Klehr, Harrison et al.,
260 S. Broad Street, Philadelphia, PA 19102
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OPTIONAL.  The electronic mail and/or  Internet  address for this entity is/are:

e-mail                              Web site
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The Colorado  Secretary  of State may contact the  following  authorized  person regarding this document:

name Daneen F. Downey    address KHHRE  260 S. Broad St., Philadelphia, PA 19102
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voice 215 569-4769       fax 215 568-6603      e-mail    ddowney@klehr.com
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Disclaimer: This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believe to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.


CO005-4/03/03 CT System Online

                                      RIDER
                                       TO
                              ARTICLES OF AMENDMENT
                                       OF
                         INTERNATIONAL TRAVEL CD'S, INC.


         STOCK INFORMATION:

         Number and Class. The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares having no par value per share shall be designated as Common Stock and Ten Million (10,000,000) shares having no par value per share shall be designated as Preferred Stock.

         COMMON STOCK

         The shares of Common Stock shall be alike and equal in all respects and shall have one vote for each share. After any requirements with respect to preferential dividends, if any, on the Preferred Stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of Common Stock. The shares of Common Stock shall have equal ratable rights to dividends on funds legally available therefore, when, as and if declared by the Corporation's Board of Directors; and are entitled to share ratably in all of the Corporation's assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation. The shares of Common Stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions. The shares of Common Stock are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to number of shares of Common Stock held by them respectively.

         PREFERRED STOCK

         The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock shall be determined by the Board of Directors by a resolution or resolutions providing for the issuance of Preferred Stock duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors) and such resolution shall also set forth, with respect to each such series of Preferred Stock, the following:

(1) The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

(3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

(4) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(5) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(9) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Articles of Incorporation and to the full extent now or hereafter permitted by the laws of the state of Colorado."